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                                                                    EXHIBIT 23.3



                           Consent of Independent Auditors


We hereby consent to the reference to our firm under the caption "Experts" and to the use of our report, dated April 15, 2002, with respect to the financial statements of Capital City Roll-Offs, Inc. included in the Registration Statement on Form S-4 and the related prospectus of IESI Corporation and the Subsidiary Guarantors named therein for the registration of $150 million of 10 1/4% Senior Subordinated Notes due 2012 and the related Subsidiary Guarantees.



                                                   /s/ Howard McElroy & Co. P.C.

New Braunfels, Texas
August 21, 2002